Page 1
PROFESSIONAL SERVICES AGREEMENT

WHEREAS, L-3 Communications Corporation and its direct and indirect Subsidiaries (hereinafter “L-3” or “Buyer”) desire to secure professional services, as identified herein; and
WHEREAS, Carl E. Vuono (hereinafter “Consultant”), desires to perform these professional services:
NOW THEREFORE, in consideration for these premises, the parties agree as follows:
1.	DEFINITIONS AND ATTACHMENTS.
1.1.	Any Attachments to this Professional Services Agreement referenced herein are fully incorporated and form a part of this agreement (hereinafter, “Agreement”).
1.2.	“Subsidiary” means a corporation, company, or other entity: (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority); or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but at least fifty percent (50%) of the ownership interest representing the right to make the decisions for such operations, company, or other entity is now or hereinafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
2.	SCOPE OF WORK. Services shall be identified by L-3 in written Statements of Work (“SOW”). L-3 may issue assigned tasks under an SOW in accordance with the procedures set forth therein. Consultant’s sole authorization to perform any services for L-3 is receipt of an executed SOW and the assignment of a task thereunder.
3.	TERM OF AGREEMENT. This Agreement is intended to be a master set of terms and conditions between L-3 and Consultant. This Agreement shall be effective upon execution hereof, and shall continue until terminated by either party as provided for herein. Termination or expiration of a specific SOW shall not affect termination of this Agreement or other SOW then in effect.
4.	COMPENSATION.
4.1.	Consultant shall invoice L-3 at the address specified in the SOW and L-3 shall pay Consultant at the rate set forth in each SOW referencing this Agreement.
4.2.	Payments made under this Agreement shall be at a rate commensurate with the value of the services described in the applicable SOW. These payments shall not include any amount which will be used improperly by Consultant to influence the actions of another person on L-3’s behalf. Consultant shall be responsible for taxes based upon Consultant’s income, the income of Consultant’s personnel, agents or subcontractors, or any Federal, State or local employment taxes assessed to Consultant. All undisputed invoices will be paid thirty (30) days from the date of receipt unless otherwise agreed upon in writing.
5.	REIMBURSABLE EXPENSES.
L-3 shall reimburse Consultant for reasonable expenses incurred for meals, lodging, and travel, as set forth in Attachment A and for which funding has been previously authorized as part of an assigned task under an SOW. Consultant shall invoice L-3 for actual, substantiated expenses and L-3 shall pay Consultant net thirty (30) days after receipt of an undisputed invoice.
6.	[RESERVED].
7.	COMMUNICATION AND ADMINISTRATION. For and on behalf of L-3, the person designated in the SOW shall have cognizance of the services provided pursuant to this Agreement, and liaison and general administration of the Agreement for L-3 shall be through the designated person. All invoices, statements, reports, loaned supplies, and equipment shall be sent directly to this individual. Consultant understands and agrees all commitments or changes affecting price, quantity, or other terms of the Agreement must be coordinated with the L-3 buyer designated on the applicable SOW.

PROFESSIONAL SERVICES AGREEMENT

8.	RIGHTS IN WORK PRODUCT. The work product of Consultant’s services, including results, and all ideas, developments, and inventions which Consultant conceives or reduces to practice during the course of its performance under this Agreement (“Deliverable Work”) shall be the exclusive property of L-3. This information, material, and any such inventions shall be deemed L-3 PROPRIETARY INFORMATION and shall not be disclosed to anyone outside of L-3 or used by Consultant or others without the prior written consent of L-3. Any article, paper, treatise, computer program, or report prepared by Consultant pursuant to this Agreement or which discusses the services performed hereunder, or the results thereof (written data), and which qualifies as a “work for hire” under the copyright laws of the United States, shall be the exclusive property of L-3 as “work for hire.” All right, title, and interest, including any copyright in, and to any written data which does not qualify as a “work-for-hire,” shall be deemed to have been automatically transferred to L-3 from the date of inception thereof. Upon L-3’s request, Consultant shall execute any document and render such other assistance as reasonably necessary to perfect full right, title, and interest worldwide in the written data, including formal conveyance of copyright. Written data shall not be published or submitted for publication by Consultant without the prior written approval of L-3. Further, if any such articles, paper, treatise, computer program, or report includes work previously copyrighted by Consultant or a third party, Consultant shall provide L-3 a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.
9.	[RESERVED]
10.	WARRANTIES AND INDEMNITY.
10.1.	Consultant warrants the services provided to L-3 will be performed in a professional and competent manner. Furthermore, Consultant warrants that services and Deliverable Work will conform to the specifications of each SOW.
10.2	[RESERVED]
10.3.	Consultant shall indemnify and hold harmless L-3, its employees and agents, from and against any claims, demands, loss, damage, or expense relating to bodily injury or death of any person, or damage to real and/or tangible personal property incurred while Consultant is performing services, and to the extent proximately caused by the negligent or willful acts or omissions of Consultant, its personnel, agents, or subcontractors in the performance of services hereunder.
10.4.	Consultant hereby represents that it has, or will have, prior to commencement of work by any individual, valid and sufficient arrangements or agreements with its employees and/or third parties, such that they agree to be bound by the confidentiality requirements in this Agreement and subsequent nondisclosure agreement(s) executed by the parties. Further, Consultant warrants that it will not deliver to L-3 Deliverable Work which would infringe any duly issued patent or copyright or any trade secret or other intellectual property rights or other proprietary rights of a third party.
10.5.	Consultant shall defend, at its expense, any action brought against L-3 to the extent that it is based on a claim that Deliverable Work performed under this Agreement, provided by Consultant and its personnel or agents or subcontractors, constitutes an infringement of any duly issued patent or copyright or of any trade secrets or other intellectual property rights or other proprietary rights of a third party, and Consultant will pay all damages and costs awarded against L-3, including any settlement amount agreed to be paid, and related expenses in such action that are attributable to such claim, provided Consultant is promptly informed in writing and furnished a copy of each communication, notice, or other action related to the alleged infringement and is given authority, information, and reasonable assistance at Consultant’s expense, necessary to defend or settle such claim. Consultant will not be obligated to defend or be liable for costs and damages to the extent that the infringement arises out of or relates to (i) L-3’s misuse or modification of such Deliverable Work; (ii) L-3’s failure to use corrections or enhancements delivered to L-3, if such materials would have prevented the infringement; (iii) infringement that results from the combination by L-3 of the Deliverable Work with any product or technology not owned, developed, or provided by Consultant, unless Consultant knowingly contributes to the infringement caused by such combination, in providing the Deliverable Work to L-3 for L-3’s intended use or application; or (iv) compliance with information, directions, specifications, or materials provided by L-3. If any such Deliverable Work is, or in Consultant’s opinion is likely to be held to

PROFESSIONAL SERVICES AGREEMENT

constitute an infringing product, Consultant shall at its expense and option either (a) procure the right for L-3 to continue using it; (b) replace it with a non-infringing equivalent; or (c) modify it to make it non-infringing.
11.	[RESERVED]
12.	CONFIDENTIAL INFORMATION; NON-COMPETITION UNDERTAKING; ENGAGEMENTS WITH THIRD PARTIES.
12.1.	Consultant shall maintain proprietary, confidential and secret all L-3 information which may be disclosed to Consultant as being proprietary, confidential and secret in nature, and Consultant shall not disclose this information to any other person (including L-3 employees in any other division, group, or entity), firm, or corporation. Consultant shall also maintain as confidential the “know-how” and future plans of L-3 relating to the fields of endeavor in which Consultant performs investigations, evaluations, and services for L-3, as well as the nature of certain work projects to which Consultant is exposed, and the identity of persons working on those projects.
12.2.	During Consultant’s performance of services to L-3, Consultant may be granted access to and use of software programs and other forms of intellectual property that are licensed to L-3 from third parties for L-3’s use (hereinafter “Third Party Intellectual Property”). Consultant’s use of Third Party Intellectual Property is strictly limited to supporting L-3 during Consultant’s performance of services. Consultant is not granted a license to Third Party Intellectual Property, and shall not (i) use, copy, or modify Third Party Intellectual Property except as specified by L-3; (ii) remove Third Party Intellectual Property from L-3’s premises without L-3’s prior approval; (iii) disassemble, decompile, or otherwise reverse engineer Third Party Intellectual Property; and (iv) disclose Third Party Intellectual Property to other third parties, or the existence of L-3’s license to use Third Party Intellectual Property.
12.3.	If, in connection with its performance, Consultant discloses to L-3 any ideas, developments, or suggestions conceived or actually reduced to practice by Consultant prior to its performance hereunder, no relationship, proprietary or otherwise, express or implied, is established with L-3 by the disclosure, no obligation of any kind is assumed by, nor may be implied against L-3, unless a separate written contract regarding the subject of disclosure is consummated by the parties, and then the obligation shall be only as expressed in the separate contract.
12.4	Consultant agrees to refrain from making any disparaging or derogatory remarks, comments or publications regarding L-3 or any of its affiliates, predecessors or successors or any of their respective officers, directors, employees, products or services.
12.5	Consultant hereby agrees that during the term of this Agreement and the 12-month period immediately thereafter, without the prior written consent of L-3, (i) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (a) entity which is in Competition with the business of L-3 or (b) Competitive Activity and (ii) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by L-3 at any time during the twelve (12) months immediately preceding such solicitation. For purposes of this Section 12.5: (A) an entity shall be deemed to be in “Competition” with L-3 if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by L-3 as a part of the business of L-3 within the same geographic area in which L-3 effects such sales or dealings or renders such services at the Relevant Date; and (B) “Competitive Activity” shall mean any business into which L-3 has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of L-3 if such steps had been completed prior to the Relevant Date; and (C) the term “Relevant Date” shall mean each date during the term of this Agreement through (and including) the effective date of termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 12.5 shall (x) prohibit Consultant from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with L-3 or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with L-3, so long as Consultant does not engage in any activity which is in Competition with any business of L-3 or is otherwise a Competitive Activity or (y) be construed so as to preclude Consultant from investing in any

PROFESSIONAL SERVICES AGREEMENT

publicly or privately held company, provided Consultant’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.
12.6	The parties hereto agree that the provisions of Section 12.5 are reasonable. If a court determines, however, that any provision of Section 12.5 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of Section 12.5 should be interpreted and enforced to the maximum extent which such court deems reasonable.
12.7	Subject to Section 12.5, Consultant shall have the right to accept employment and/or perform consulting work for one or more third parties, so long as such employment or work does not impair his ability to perform his responsibilities hereunder.
13.	CONSULTANT PERSONNEL. Consultant hereby agrees to submit to the L-3 representative set forth in the applicable SOW, the names, resumes, and other pertinent information requested by L-3 prior to utilization of any personnel by Consultant. L-3 reserves the right to request the replacement of any of the Consultant’s personnel assigned to perform services under this Agreement and Consultant shall immediately remove such personnel and secure replacement(s) acceptable to L-3.
14.	NOTICES. Written notice shall be sent to the parties by hand, by overnight carrier or by U.S. certified mail at the following address:

L-3 Communications Corporation	Carl E. Vuono
600 Third Avenue	5796 Westchester Street
New York, New York 10016	Alexandria, VA 22310
Attention: General Counsel
15.	CONFLICTING AGREEMENTS. Consultant warrants that it is not a party to any other existing agreement which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement.

16.	INDEPENDENT CONTRACTOR. It is understood and agreed that Consultant shall be acting as an independent contractor and not as an agent or employee of L-3. Accordingly, the Consultant assumes all risks and hazards encountered in its performance of this agreement, and further, the Consultant shall be solely responsible for all injuries, including death, to all persons and all loss or damage to property which are attributed to the Consultant’s performance under this agreement or that of any agent, employee, or subcontractor engaged by the Consultant. Consultant shall not have the power or authority to create or modify any binding obligation or agreement on behalf of L-3, and Consultant shall not represent to any third party that he or she has such power or authority. Consultant acknowledges that he or she shall not participate in (and shall not receive any benefits or awards under) any L-3 employee benefit plans by virtue of this agreement.
17.	TERMINATION.
17.1.	Any SOW referencing this Agreement may be terminated for cause by either party for failure to comply with any terms and conditions of this Agreement or the applicable SOW, provided however, that the party in breach shall have ten (10) working days, or such period as the parties may otherwise agree in writing, to cure such breach following written notification, and further provided default by either party under a SOW shall not affect any other SOW under this Agreement.

17.2.	Additionally, this Agreement and/or a SOW referencing this Agreement may be terminated for convenience by L-3 upon thirty (30) days prior written notice to Consultant. The terms of this Agreement shall survive any such termination of this Agreement, with respect to any SOW then in effect, until such SOW expires or is terminated as set forth in this Agreement. In the event of termination of this Agreement or a SOW, L-3’s sole obligation, except for those provided in Section 17.3, shall be to pay Consultant for any authorized work performed and authorized expenses incurred through the date of the termination, subject to any not-to-exceed amount set forth in the SOW. This paragraph shall not be deemed to waive, prejudice, or diminish any rights

PROFESSIONAL SERVICES AGREEMENT

which L-3 or Consultant may have at law or in equity for an unlawful termination or other breach of this Agreement by the other party.

17.3.	The provisions of Sections 8, 9, 10, 11, 12, and 21 shall survive termination of this Agreement and the expiration or termination of any SOW issued under the Agreement.
18.	ETHICAL CONDUCT. It is acknowledged that any payment, gift, tip, meal, transportation, entertainment or other benefit or promise of a benefit provided to or paid for a U.S. Government employee by the Consultant other than pursuant to the limited authorized exceptions in the appropriate agency internal standard of conduct, is prohibited, whether or not the situation involved pertains to L-3 business.
It is further acknowledged that when acting on behalf of L-3, the Consultant shall neither seek nor receive information from non-L-3 sources which could compromise L-3’s code of ethical conduct and associated policies, or the policies of the U.S. Government. If the Consultant comes into possession of information which is not appropriate for L-3 to possess under either L-3’s code of ethical conduct or the U.S. Government policies, the Consultant will not reveal such information to L-3.
The Consultant agrees to comply fully with the procurement integrity provisions of the Office of Federal Procurement Policy Act (Procurement Integrity Act) and all regulations issued thereunder. Further, the Consultant agrees that it will execute such certifications as are required by L-3 or the Procurement Integrity Act and regulations issued thereunder regarding the Consultant’s compliance therewith.
19.	ACCESS TO L-3 FACILITIES. Consultant’s use and access to any applicable facility shall be subject to all L-3’s security, traffic, smoke free environment restrictions, as well as any other L-3 rules and regulations, and any and all other reasonable restrictions which L-3 may impose from time to time. Access may be limited to L-3’s normal hours of operations (excluding holidays and shutdown periods, if any). L-3 may limit or deny access to any other Consultant representatives.
20.	[RESERVED].
21.	GENERAL.
21.1	ASSIGNMENT OF SERVICES AGREEMENT. The Consultant may not assign any of its rights or obligations hereunder without the prior written consent of L-3. L-3 may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor in interest of L-3 without the consent of the Consultant. The Consultant shall be provided with written notice of such assignment. In all such cases, the assignment of this Agreement and the assumption of the rights and obligations thereunder shall be at no additional cost to L-3.
21.2.	FORCE MAJEURE. Neither party shall be liable for any delays resulting from acts of God, strikes, riots, acts of war, epidemics, or governmental regulations.
21.3.	NO PUBLICITY. Neither party hereto shall, without securing written consent of the other party, publicly announce the existence of this Agreement or advertise or release any publicity in regard thereto, except that L-3 and Consultant may disclose the terms of this Agreement to extent required by law or regulation.
21.4.	BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of L-3 and shall be binding upon and inure to the benefit of Consultant’s heirs, legal representatives, successors, and assigns.
21.5.	GOVERNING LAW; WAIVER OF JURY TRIAL. The validity, performance, and construction of this Agreement shall be governed by the laws of the State of New York, excluding conflicts of laws provisions. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

PROFESSIONAL SERVICES AGREEMENT

21.6.	SEVERABILITY. If any of the provisions or portions of this Agreement are invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted.
21.7.	ASSIGNMENT. Except as otherwise provided in this Agreement, neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, which assignment shall not be unreasonably withheld, and any such attempted assignment shall be void.
21.8.	MERGER OF AGREEMENT. This Agreement and/or any SOWs which are issued with reference to this Agreement and accepted by Consultant constitute the entire understanding between the parties relating to the subject matter hereof, and supersede all previous communications, representations, or agreements, either oral or written, with respect to the subject matter hereof, and no representations or statements of any kind made by any representative of Consultant or L-3, which are not stated in this Agreement and any SOW, shall be binding on Consultant or L-3. Where this Agreement conflicts with the terms of L-3’s SOW, the terms of this Agreement will supersede those of the SOW only to the extent of such conflict. No addition to or modification of any provision of this Agreement shall be binding upon Consultant or L-3 unless made in writing and signed by the respective duly authorized representatives of Consultant and L-3.
21.9	EQUITABLE RELIEF. Consultant acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her agreements contained in Section 8 or 12 hereof, and that in addition to any other remedies available to L-3, L-3 shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the agreements contained in such Sections.
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized representative.
Dated: June 1, 2010

L-3 COMMUNICATIONS CORPORATION
By:	/s/ Michael T. Strianese
	Name:	Michael T. Strianese
	Title:	Chairman, President and Chief Executive Officer

/s/ Carl E. Vuono
Carl E. Vuono

PROFESSIONAL SERVICES AGREEMENT

ATTACHMENT A
TRAVEL & REIMBURSABLE EXPENSES
Consultant will comply with the following practices when billing for direct out-of-pocket expenses.
1.	Air transportation expenses: All approved travel should be booked using L-3’s Travel Service to minimize costs. L-3 will reimburse for first-class fares on domestic flights and business-class fares for international travel (first class is reimbursable for international travel only when approved in advance by L-3 Senior Management). Trips should also be booked as far in advance as possible to qualify for special air fare promotions and discount fares.
2.	Lodging expense: Consultant should coordinate with the L-3 contact designated in the applicable SOW, to identify hotels with whom L-3 has negotiated special rates, or when such accommodations are not available, use hotels where corporate discounts are offered.
3.	Meal expenses: The reasonable cost of meals on overnight trips is allowed while traveling on L-3’s behalf. When dining with L-3 employees, separate checks should be requested. Entertainment, such as theater tickets and hotel room movies, are personal expenses, and are not reimbursable. Expenses for meals and other entertainment provided to L-3 employees are not reimbursable. Meals pertaining to travel on one-day trips that meet or exceed a 55 mile radius, will be reimbursed by L-3.
4.	Alcoholic beverages: Alcoholic beverage costs are not reimbursable under normal business expenses. It could be covered under rare cases if approved by L-3 Senior Management. In those cases, all alcoholic beverage expenses will be listed separately as entertaining expense.
5.	Tips: Tips are an acceptable expense if they represent customary and reasonable amounts for meals, porter, taxi, or similar services. Tips for meals must be included in the meal cost and tips for the ground transportation must be included in transportation costs. Tips to porters, bellhops, etc. should be listed as miscellaneous travel.
6.	Laundry expense: Charges for laundry are reimbursable by L-3 if the trip exceeds four (4) days.
7.	Car rental: In the U.S., compact cars will be rented when available, and comparable models will be rented when traveling internationally. All optional insurance for rental cars while on L-3 business in the U.S. and Canada, are not reimbursable. Optional collision insurance purchased internationally is acceptable where obligatory. Fines for parking or traffic violations are not reimbursable expenses whether incurred in a rental car or while using one’s personal automobile for L-3 business.
8.	Local travel: The approved reimbursement rate for use of one’s personal automobile for L-3’s business is the maximum amount allowed by current IRS regulations. Local travel between the Consultant and L-3 as a normal part of doing business is not reimbursable.
9.	Telephone expense: L-3 allows reasonable and customary personal telephone expenses while traveling (called safe arrival or time of departure calls NTE $10-$20). In those instances where approved business calls are charged to a personal telephone, the original bill must be submitted with an explanation for each call. L-3/IS will not be responsible for the entire phone bill or wireless service or personal in-ternet access.
10.	Expense statements: Expense Statements, when traveling on L-3’s behalf, should contain information pertaining to only one (1) trip and must be prepared on a timely basis. Original copies of airline tickets, itinerary and hotel charges, car rentals and other expense in excess of twenty-five dollars ($25.00) must be included.

Statement of Work
Carl E. Vuono
This statement of work outlines the tasking associated with consulting services from Carl E. Vuono (“Consultant”) under the Professional Services Agreement being executed simultaneously with this statement.
Scope of Work: Consultant shall perform assigned tasks within the scope of the following:
1)	Assistance and support in connection with transitioning the position of President of L-3 Services Group (or its successors) to one or more individuals to be appointed on an interim or permanent basis.
2)	General strategic advice and program support with respect to the business operations and prospects of L-3 Services Group (or its successors), or with respect to any other group, subsidiary, division or business unit of L-3 and its direct or indirect subsidiaries.
3)	Advice to L-3 and its groups/divisions in support of key business initiatives, including selected overseas pursuits.
4)	Advice to L-3 and its groups/divisions on matters associated with key USG customers, including but not limited to the Department of Defense, the services, the COCOMs, the Department of State (INL and regional bureaus), USAID, US Ambassadors and country teams, and selected military commanders.
5)	Advice to L-3 and its groups/divisions on matters associated with key international customers, including non-US governments, international organizations, NGOs/PVOs and private sector entities.
Specific tasks within this scope of work shall be assigned to Consultant by Michael T. Strianese, Chairman, President and Chief Executive Officer of L-3, Steven Kantor, Senior Vice President and President of L-3 Services Group, or their respective designees. Except with respect to in-person meetings and presentations, Consultant may perform all assigned tasks from home or at such other locations as are reasonably designated by him. Subject to availability, upon request Consultant will be provided reasonable access to visitors’ officers at L-3 facilities and may reasonably utilize corporate infrastructure, resources and support services (computers and other IT equipment, secretarial services, copying, phone, etc.) as may be necessary or appropriate to perform assigned tasks. During the period of performance, Consultant shall be provided a visitor’s/consultant’s badge for access to L-3 facilities, which may be used only in accordance with the foregoing.
It is the expectation of the parties that the hours required to perform this scope of work will be below 20% of Consultant’s typical hours while he was an L-3 employee. In the event that the parties mutually desire to increase this scope of work, the parties shall amend this agreement to detail the increased level of work required and shall adjust the rate of pay accordingly.

Period of Performance: The period of performance is from 1 June 2010 until 31 May 2011.
Rate of Pay: $25,000 per month.
Travel Requirements: The parties do not currently anticipate any significant travel requirements in connection with the performance of this statement of work. The guidelines in support of travel reimbursement are in accordance with the Professional Services Agreement (PSA) and will be reimbursed at actual cost. In the event the parties mutually agree to modify the anticipated travel requirements, the parties shall consider additional modifications to this statement of work as may be appropriate to compensate for this change.
All questions pertaining to this Statement of Work are to be directed/coordinated with Michael T. Strianese, Chairman, President and Chief Executive Officer, L-3 Communications Corporation, 600 Third Avenue, New York, NY 10016
Date: June 1, 2010
L-3 COMMUNICATIONS CORPORATION
By:  /s/ Michael T. Strianese
Name: Michael T. Strianese
Title: Chairman, President and Chief Executive Officer
 /s/ Carl E. Vuono
Carl E. Vuono